  Exhibit 99.1

Company Contact:
Oxbridge Re Holdings Limited
Jay Madhu, CEO
345-749-7570
jmadhu@oxbridgere.com

Media contact:
Suzie Boland
RFB Communications Group
813-786-1019
sboland@rfbcommunications.com

Oxbridge Re Holdings Reports Fourth Quarter and Full Year 2016 Results

GRAND CAYMAN, Cayman Islands (March 13, 2017) -- Oxbridge Re Holdings Limited (OXBR), a provider of reinsurance solutions primarily to property and casualty insurers in the Gulf Coast region of the United States, reported financial results for the fourth quarter and 12 months ended Dec. 31, 2016.  Despite the company reporting a net loss of $(0.39) per basic and diluted common share for the fourth quarter of 2016 due to Hurricane Matthew, the company was profitable for the year, and reported net income of $2.6 million or $0.43 per basic and diluted common share.

Fourth Quarter 2016 Results
Net loss totaled $2.3 million or $(0.39) per basic and diluted common share compared with net income of $0.4 million or $0.06 per basic and diluted common share in the fourth quarter of 2015. The decrease in earnings was primarily due to net underwriting losses related to Hurricane Matthew experience during 2016.

Net premiums earned increased to $11.4 million compared with $1.8 million in the fourth quarter of 2015. The increase in net premiums earned was a result of the derecognition of approximately $9.6 million of loss experience refund reserve during the fourth quarter of 2016 as the company experienced losses under one of its retrospectively rated contracts.

Net investment income totaled $123,000 coupled with $298,000 of net realized investment gains. This compares with $75,000 of net investment income offset by $998,000 of net realized investment losses for the fourth quarter of 2015.

Total expenses, including losses and loss adjustment expenses, policy acquisition costs and underwriting expenses, and general and administrative expenses, were $14.2 million compared with $496,000 in the fourth quarter of 2015. The increase was primarily as a result of losses from Hurricane Matthew during Q4 2016 compared with no weather-related losses during Q4 2015, offset by lower policy acquisition costs and general and administrative expenses.

During the fourth quarter of 2016 the company repurchased 65,464 common shares under the $2.0 million share repurchase plan approved by the board of directors in May 2016. These shares were repurchased at an average price of $5.25 per share, bringing the total repurchases to date to approximately $742,000.

Dividends paid per share were $0.12 for the fourth quarter of 2016, unchanged from the fourth quarter of 2015.

At Dec. 31, 2016, cash and cash equivalents, and restricted cash and cash equivalents, totaled $35.7 million compared with $39.0 million at Dec. 31, 2015.

Fourth Quarter 2016 Financial Ratios
Loss ratio, which measures underwriting profitability, is the ratio of losses and loss adjustment expenses incurred to net premiums earned. The loss ratio was 120.4% for the fourth quarter of 2016 compared with 0.0% for the fourth quarter of 2015. The increase was wholly due to the financial impact of Hurricane Matthew occurring during the quarter that affected the company’s book of business.

Acquisition cost ratio, which measures operational efficiency, compares policy acquisition costs and other underwriting expenses with net premiums earned. The acquisition cost ratio was 0.7% for the fourth quarter of 2016 compared with 4.7% for the same year-ago period. The decrease was due to the lower weighted-average acquisition costs on reinsurance contracts in force as well as the impact of an adjustment to net premiums earned due to the derecognition of loss experience refund payable mentioned above.

Expense ratio, which measures operating performance, compares policy acquisition costs, other underwriting expenses and general and administrative expenses with net premiums earned. The expense ratio totaled 3.6% during the fourth quarter of 2016 compared with 27.7% for the fourth quarter of 2015. The decrease is primarily due to the increase in net premiums earned as a result of the derecognition of loss experience refund payable coupled with lower policy acquisition costs.

Combined ratio, which is used to measure underwriting performance, is the sum of the loss ratio and the expense ratio. If the combined ratio is at or above 100%, underwriting is not profitable. The combined ratio totaled 124.0% for the fourth quarter of 2016 and 27.7% for the fourth quarter of 2015.

Twelve Months Ended December 31, 2016 Financial Results
Net income totaled $2.6 million or $0.43 per basic and diluted common share compared with $4.6 million or $0.76 per basic and diluted common share in 2015. The decrease was primarily due to net underwriting losses related to Hurricane Matthew and other weather-related events experienced during 2016.

Net premiums earned totaled $18.1 million compared with $6.8 million in 2015. The increase in net premiums earned was a result of the derecognition of approximately $11.3 million of loss experience refund payable during 2016 as the company experienced losses under one of its retrospectively rated contracts. Such derecognition is recorded in the change in loss experience refund payable, a component of net premiums earned.

Net investment income totaled $450,000 coupled with $554,000 of net realized investment gains. This compares with $337,000 of net investment income offset by $325,000 of net realized investment losses and $399,000 of other-than-temporary impairment losses for 2015.

Total expenses, including losses and loss adjustment expenses, policy acquisition costs and underwriting expenses, and general and administrative expenses, were $16.5 million compared with $1.8 million in 2015. The increase a result of weather-related losses during 2016 compared with no weather-related losses during 2015, offset by lower policy acquisition costs and general and administrative expenses.

Dividends paid per share were $0.48 for 2016, unchanged from 2015.

Twelve Months Ended December 31, 2016 Financial Ratios
The loss ratio was 81.8% compared with no losses and a loss ratio of 0.0% during 2015. The increase was wholly due to weather-related events during 2016 that affected the company’s book of business.
The acquisition cost ratio was 1.6% compared with 5.1% for the 2015. The decrease was due to the lower weighted-average acquisition costs on reinsurance contracts in force during 2016 compared with 2015, as well as the impact of an adjustment to net premiums earned due to the derecognition of loss experience refund payable mentioned above.

The expense ratio was 9.4% compared with 26.3% for 2015. The decrease is primarily due to the increase in net premiums earned as a result of the derecognition of loss experience refund payable coupled with lower policy acquisition costs.

The combined ratio was 91.3% compared with 26.3% for the year-ago period.

Subsequent Events
Subsequent to the quarter end, the company declared its regular quarterly cash dividend in the amount of $0.12. The dividend will be paid on March 30, 2017 to shareholders of record on the close of business March 17, 2017.

Management Commentary
“Our diversified book of business produced $2.6 million of profit, despite paying out on losses for the year,” said Oxbridge Re Holdings President and CEO Jay Madhu. “We believe our positive results for the year were a reflection of our conservative approach and stringent underwriting process."

“We remain committed to our shareholders through the distribution of dividends and the repurchase of common shares.”

“Looking forward, our strong capital position allows us to patiently evaluate the marketplace and seek opportunities to expand and diversify our business of writing fully collateralized reinsurance contracts.”

Conference Call
Management will host a conference call later today to discuss these financial results, followed by a question and answer session. President and CEO Jay Madhu, and CFO Wrendon Timothy will host the call starting at 4:30 p.m. Eastern time.

The live presentation can be accessed by dialing the number below or by clicking the webcast link available on the Investor Information section of the company's website at www.oxbridgere.com.

Date: Monday, March 13, 2017
Time: 4:30 p.m. Eastern time
Listen-only toll-free number: 877-407-0782
Listen-only international number: 201-689-8567

Please call the conference telephone number 10 minutes before the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Issuer Direct at 919-481-4000 or operations@issuerdirect.com.

A replay of the call will be available by telephone after 8 p.m. Eastern time on the same day of the call and via the Investor Information section of Oxbridge's website at www.oxbridgere.com until April 13, 2017.

Toll-free replay number: 877-481-4010
International replay number: 919-882-2331
Conference ID: 10257

About Oxbridge Re Holdings Limited
Oxbridge (www.oxbridgere.com) is a Cayman Islands exempted company that was organized in April 2013 to provide reinsurance business solutions primarily to property and casualty insurers in the Gulf Coast region of the United States. Through Oxbridge's licensed reinsurance subsidiary, Oxbridge Reinsurance Limited, it writes fully collateralized policies to cover property losses from specified catastrophes. Oxbridge specializes in underwriting medium frequency, high severity risks, where it believes sufficient data exists to analyze effectively the risk/return profile of reinsurance contracts. The company's ordinary shares and warrants trade on the NASDAQ Capital Market under the symbols "OXBR" and "OXBRW," respectively, and the company's common stock is included in the Russell Microcap Index.

Forward-Looking Statements
This press release may contain forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. Words such as "anticipate," "estimate," "expect," "intend," "plan," "project" and other similar words and expressions are intended to signify forward-looking statements. Forward-looking statements are not guarantees of future results and conditions but rather are subject to various risks and uncertainties. Some of these risks and uncertainties are identified in the Company's filings with the SEC. The occurrence of any of these risks and uncertainties could have a material adverse effect on the Company's business, financial condition and results of operations. Any forward-looking statements made in this press release speak only as of the date of this press release and, except as required by law, the Company undertakes no obligation to update any forward-looking statement contained in this press release, even if the Company's expectations or any related events, conditions or circumstances change.

-Tables to follow-

OXBRIDGE RE HOLDINGS LIMITED AND SUBSIDIARY
Consolidated Balance Sheets
(expressed in thousands of U.S. Dollars, except per share and share amounts)

	At December 31,
	2016	2015
Assets
Investments:
Fixed-maturity securities, available for sale, at fair value (amortized cost: $6,060 and $3,080, respectively)	$6,051	3,096
Equity securities, available for sale, at fair value (cost: $5,343 and $7,742, respectively)	4,941	6,252
Total investments	10,992	9,348
Cash and cash equivalents	12,242	8,584
Restricted cash and cash equivalents	23,440	30,368
Accrued interest and dividend receivable	48	25
Premiums receivable	4,038	4,117
Deferred policy acquisition costs	88	90
Prepayment and other receivables	98	91
Property and equipment, net	54	64
Total assets	$51,000	52,687

Liabilities and Shareholders’ Equity
Liabilities:
Reserve for losses and loss adjustment expenses	$8,702	-
Loss experience refund payable	1,470	9,913
Unearned premiums reserve	3,461	5,571
Accounts payable and other liabilities	204	176
Total liabilities	13,837	15,660

Shareholders’ equity:
Ordinary share capital, (par value $0.001, 50,000,000 shares authorized; 5,916,149 and 6,060,000 shares issued and outstanding)	6	6
Additional paid-in capital	33,034	33,657
Retained earnings	4,534	4,838
Accumulated other comprehensive loss	(411)	(1,474)
Total shareholders’ equity	37,163	37,027
Total liabilities and shareholders’ equity	$51,000	52,687

OXBRIDGE RE HOLDINGS LIMITED AND SUBSIDIARY
Consolidated Statements of Income
(expressed in thousands of U.S. Dollars, except per share amounts)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2016	2015	2016	2015

Revenue
Assumed premiums	$-	-	$15,065	14,888
Change in loss experience refund payable	5,348	(2,090)	883	(8,294)
Change in unearned premiums reserve	6,065	3,881	2,110	173

Net premiums earned	11,413	1,791	18,058	6,767
Net realized investment gains (losses)	298	(998)	554	(325)
Net investment income	123	75	450	337
Other-than-temporary impairment losses	-	-	-	(399)

Total revenue	11,834	868	19,062	6,380

Expenses
Losses and loss adjustment expenses	13,745	-	14,775	-
Policy acquisition costs and underwriting expenses	75	85	286	344
General and administrative expenses	333	411	1,420	1,435

Total expenses	14,153	496	16,481	1,779

Net income	(2,319)	372	2,581	4,601

Earnings per share
Basic and Diluted	$(0.39)	0.06	0.43	0.76
Diluted	(0.39)	0.06	0.43	0.76

Dividends paid per share	$0.12	0.12	0.48	0.48